EXHIBIT 10.5

HABERSHAM BANCORP

SPLIT DOLLAR AGREEMENT AND COLLATERAL ASSIGNMENT

Summary of Material Terms Specific to Each Executive

Name	Face Amount
Mr. Ariail	$ 100,000
Mr. Stovall	$ 200,000

SPLIT DOLLAR AGREEMENT

THIS AGREEMENT made as of this 1st day of January, 1991, between HABERSHAM BANCORP, a Georgia corporation (hereinafter referred to as the “Corporation”), and ____________________ (hereinafter referred to as the “Insured”).

W I T N E S S E T H:

WHEREAS, the Insured is employed by the Corporation and has performed valuable services; and

WHEREAS, the Insured wishes to provide life insurance protection for his family under a policy of life insurance insuring his life (hereinafter referred to as the “Policy”), which is described in Exhibit A attached hereto and which is being issued by Royal Maccabees Life Insurance Company (hereinafter referred to as the “Insurer”); and

WHEREAS, in furtherance of the relationship of the Corporation and the Insured, the Corporation desires to enter into an agreement with respect to the payment of premiums of the Policy in order to provide such insurance protection; and

NOW, THEREFORE, the parties mutually agree as follows:

ARTICLE 1 - PURCHASE OF INSURANCE

The Insured has purchased the Policy from the Insurer in the total face amount of ___________ Dollars ($__________). The parties hereto have caused the Insurer to issue the Policy, and shall take any further action which may be necessary to cause the Policy to conform to the provisions of this Agreement. The parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement and of the Collateral Assignment filed with the Insurer relating to the Policy.

ARTICLE 2 - PAYMENT OF PREMIUMS

2.1   On or before the due date of each Policy premium, or within the grace period provided therein, the Corporation shall pay to the Insurer the balance of the Policy premium due after application of dividends declared on the Policy to the premiums due pursuant to Section 2.2, and shall promptly furnish the Insured evidence of timely payment of such premium. The Corporation shall annually furnish the Insured a statement of the amount of income reportable by the Insured for federal and state income tax purposes as a result of its payment of the premium.

2.2   Dividends on the Policy shall be applied annually to reduce the Policy premiums. The parties hereto agree that the dividend election provisior of the Policy shall conform to the provisions hereof.

ARTICLE 3 - POLICY OWNERSHIP

3.1   (a)    The Insured shall be the sole and absolute owner of the Policy, and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may otherwise be provided herein.

(b)    It is the intention of the parties that, under the terms of this Agreement and the Collateral Assignment to the Corporation executed by the Insured in connection herewith, the Insured shall retain all rights which the policy grants to the owner thereof, except the right of the Corporation to be repaid the Amount Due under this Agreement as defined in Article 4 and Article 5. Specifically, but without limitation, the Corporation shall neither have nor exercise any right as collateral assignee of the Policy which would in any way defeat or impair the Insured’s right to receive the cash surrender value or the death proceeds of the Policy, if any, in excess of the Amount Due the Corporation hereunder. All provisions of this Agreement and of the Collateral Assignment shall be construed so as to carry out such intention.

(c)    To secure the repayment to the Corporation of the Amount Due, the Insured has, contemporaneously herewith, assigned the Policy to the Corporation as collateral, which collateral assignment specifically limits the right of the Corporation thereunder to the repayment of the Amount Due. Such repayment may be made from the cash surrender value of the Policy (as defined therein) if this Agreement is terminated or if the Insured surrenders or cancels the Policy, and shall be made from the death proceeds of the Policy if the Insured should die while the Policy and this Agreement remain in force. In no event shall the corporation have any right to borrow against the Policy. The collateral assignment of the Policy to the Corporation shall not be terminated or amended by the Insured without the express written consent of the Corporation. The parties agree to take all action necessary to cause such Collateral Assignment to conform to the provisions of this Agreement.

3.2   (a)    The Insured shall take no action with respect to the Policy which would compromise or jeopardize the Corporation’s right to be repaid the Amount Due without the written consent of the Corporation.

(b)    Notwithstanding any provision hereof to the contrary, the Insured shall have the right absolutely and irrevocably to give to a donee all of his right, title and interest in and to the Policy, subject to the terms of this Agree-ment and to the Collateral Assignment of the Policy to the Corporation pursuant hereto. The Insured may exercise this right by executing a written transfer of ownership in the form used by the Insurer for irrevocable gifts if insurance policies, and delivering this form to the Corporation. Upon receipt of such form, executed by the Insured and duly accepted by the donee, the Corporation shall consent thereto in writing, and shall thereafter treat the donee as the sole Owner of the Policy, having all of the right, title and interest in and to the Policy of the Insured herein, subject to this Agreement and the collateral assignment of the Policy to the Corporation. Thereafter, the Insured shall have no right, title or interest in and to the Policy, all such rights being vested in and exercisable only by the donee.

ARTICLE 4 - TERMINATION BY DEATH

Upon the death of the Insured, the Corporation shall have the unqualified right to receive a portion of the death benefit provided under the Policy equal to the lesser of the amount which it has paid toward the premiums on the Policy prior to the death of the Insured or the cash surrender value of the Policy (herein referred to as the “Amount Due” if the agreement terminates at the death of the Insured). In no event shall the amount payable to the Corporation hereunder exceed the Policy proceeds payable. Any death benefit in excess of the Amount Due shall be paid directly to the beneficiaries designated by the Insured in the manner and in the amounts provided in the beneficiary designation provision of the Policy. The parties agree that the beneficiary designation provision of the Policy shall conform to the provisions of this Agreement.

ARTICLE 5 - OTHER TERMINATIONS

5.1   (a)    This Agreement shall terminate, without notice, upon the first to occur of the following: (i) the total cessa-tion of the business of the Corporation; (ii) the bankruptcy, receivership or dissolution of the corporation; or (iii) the termination of the Insured’s employment by the Corporation for any reason other than his death.

(b)    In addition, the Insured may terminate this Agreement, while no premium under the Policy is overdue, by written notice to the Corporation. Such termination shall be effective as of the date of such notice.

5.2   Upon the termination of this Agreement pursuant to paragraph 5.1, the Corporation shall have the unqualified right to receive an amount (herein referred to as the “Amount Due” if the Agreement terminates under paragraph 5.1) equal to the following:

(a)   if this Agreement terminates within ten (10) years of the date hereon, the greater of the amount which the Corporation has paid toward the premiums on the Policy prior to the date of termination or the cash surrender value of the Policy; or

(b)   if this Agreement terminates after the tenth (10th) year anniversary of the date hereof, the amount which the Corporation has paid toward the premiums on the Policy prior to the date of termination.

5.3   (a)   For thirty (30) days after the date of the termination of this Agreement, the Insured shall have the option of obtaining the release of the collateral assignment of the Policy to the Corporation by repaying to the Corporation the full Amount Due. Upon receipt of the Amount Due, the Corporation shall release the collateral assignment of the Policy, by the execution and delivery of an appropriate instrument of release.

(b)   If the Insured fails to exercise the option granted under the preceding paragraph within the thirty (30) day period specified therein, then:

(1)    If this Agreement terminates within ten (10) years of the date hereof, at the request of the Corporation, the Insured shall execute any document or documents required by the Insurer to transfer the interest of the Insured in the Policy to the Corporation. Thereafter, neither the Insured nor his respective successors, assigns, heirs, executors, administrators or beneficiaries shall have any further interest in and to the Policy.

(2)    If this Agreement terminates after the tenth (10th) year anniversary of the date hereof, the Corporation shall enforce its right to be repaid the Amount Due from the cash surrender value of the Policy under the Collateral Assignment of the Policy and thereafter shall release the collateral assignment of the Policy, by execution and delivery of the appropriate instrument of release.

(c)   If this Agreement terminates after the tenth (10th) anniversary of the date hereof, the paid up death benefit under the Policy after the payment of the Amount Due as provided in paragraph (b) shall be at least fifty percent (50%) of the original face amount of the Policy based on current interest, mortality and expenses assumptions on the date of termination and projected to last through the Insured’s life expectancy. Each year of employment thereafter during which this Agreement is in effect will result in potential increased future paid up death benefits under the Policy.

(d)   Subject to the provisions of paragraphs (a) and (b) of this Section 5.2, upon termination of this Agreement either the Insured or the Corporation shall have the right to surrender or cancel the Policy and the Corporation shall have the right to receive the Amount Due directly from the Insurer.

ARTICLE 6 - MISCELLANEOUS

6.1   This Agreement may not be amended except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

6.2   This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and the Insured, the Insured, and his respective successors, assigns, heirs, executors, administrators and beneficiaries.

6.3   This Agreement, and the rights of the parties here-under, shall be governed by and construed in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

ATTEST: HABERSHAM BANCORP

By:

Secretary

Title:
CORPORATION

INSURED

EXHIBIT A

The following life insurance policy is subject to the attached Split Dollar Agreement:

Insurer:		ROYAL MACCABEES LIFE INSURANCE COMPANY

Insured:

Policy Number:

Face Amount:	$

Dividend Option:

COLLATERAL ASSIGNMENT

FOR VALUE RECEIVED the Undersigned hereby assigns, transfers and sets over to HABERSHAM BANCORP, a corporation organized and existing under the laws of the State of Georgia (the “Assignee”), Policy No. __________ issued by the ROYAL MACCABEES LIFE INSURANCE COMPANY (the “Insurer”), on the life of ____________________ and all supplemental contracts (the “Policy”) as collateral security for those liabilities of the Undersigned to the Assignee arising under the terms of the Split Dollar Agreement between the Undersigned and the Assignee dated January 1, 1991 (“Amount Due”), subject to all the terms and conditions of the Policy and to any superior liens which the Insurer may have against the Policy.

This Collateral Assignment is being made solely for the purpose of assuring the Assignee of payment of the Amount Due and specifically does not transfer any other rights of ownership in the Policy. All other rights of ownership in the Policy are reserved by the undersigned and excluded from this assignment including, but not limited, to the following:

1.	The right to designate and change the beneficiary;

2.
The right to elect any optional mode of settlement permitted by the Policy or allowed by the Insurer; but any designation or change of beneficiary or election of a mode of settlement shall be made subject to this assignment and to the rights of the Assignee hereunder;

3.	The right to surrender the Policy or to obtain policy loans from the Insurer limited to amounts in excess of the Amount Due; and

4.	The right to elect a non-forfeiture provision, to change the application of dividends or to exercise any other rights available under the terms of the Policy.

The Insurer shall have the right to rely upon a sworn statement of an officer of the Assignee setting forth the amount to which the Assignee claims to be entitled to receive from the cash surrender value or from the policy proceeds, as the case may be. The sole receipt of the Assignee for any sums received shall be a full discharge and release therefore to the Insurer. Checks for sums payable under the Policy and assigned herein, shall be drawn to the exclusive order of the Assignee if, when and in such amounts as may be requested by Assignee.

Signed this 1st day of January, 1991.